Exhibit 99.2

Atlantic Alliance Partnership Corp. Completes $76.9 Million Initial Public Offering

New York, NY, May 4, 2015 – Atlantic Alliance Partnership Corp. (NASDAQ: AAPC) today announced the closing of its previously announced initial public offering of 7,687,500 ordinary shares (which includes a partial exercise by the underwriters of their over-allotment option in the amount of 187,500 shares) at $10.00 per share for gross proceeds to the Company of $76,875,000.

Atlantic Alliance Partnership Corp. is a company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual or control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities.  The proceeds of the offering will be used to fund such business combination.

The shares are listed on The NASDAQ Capital Market under the symbol “AAPC.”  Citigroup acted as the sole bookrunner for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on Tuesday, April 28, 2015.  This offering is being made only by means of a prospectus, copies of which may be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Information Concerning Forward-Looking Statements:

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press  release that address activities, events or developments that Atlantic Alliance Partnership Corp. expects or anticipates will or may occur in the future are forward-looking statements.  These statements are subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of Atlantic Alliance Partnership Corp. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including those set forth in the Risk Factors section of the Company’s  registration statement and prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  Atlantic Alliance Partnership Corp. disclaims any obligation to update or revise any forward-looking statements after the date of this release, except as may be required by law.

Contact on Behalf of Atlantic Alliance Partnership Corp.:

Jonathan Mitchell

c/o Atlantic Alliance Partnership Corp.

590 Madison Avenue

New York, NY 10022

(212) 409-2434

jmitchell@aapcacq.com